Exhibit 99.1

       NEOMAGIC(R) CORPORATION SELLS SELECTED PATENTS FOR LEGACY PRODUCTS

    SANTA CLARA, Calif., April 7 /PRNewswire-FirstCall/ -- NeoMagic Corporation (Nasdaq: NMGC) announced today that it has completed the sale of selected patents to Faust Communications, LLC, a private company, for net proceeds of approximately $3.5 million. The patents sold relate to NeoMagic's legacy products and not to products that NeoMagic currently sells or plans to sell. NeoMagic retains a worldwide, non-exclusive license under the patents sold.

    The sale does not include several of NeoMagic's important patents covering embedded DRAM technology or any of the unique array processing technology used in NeoMagic's MiMagic(TM) family of Applications Processors.

    During the negotiations that led to the conclusion of the recently-signed agreement, NeoMagic was represented by The Consortium for Technology Licensing, Ltd., of Nissequogue, New York. NeoMagic and The Consortium continue to explore other opportunities to generate additional revenue from NeoMagic's remaining patents.

    About NeoMagic
    NeoMagic Corporation, based in Santa Clara, California, enables new generations of handheld systems with its Applications Processors that are designed to offer the lowest power, smallest form-factor and best multimedia features and performance. The company is a pioneer in the integration of complex logic, memory and analog circuits into single-chip solutions. Information on the company may be found on the World Wide Web at www.neomagic.com.

    NOTE: NeoMagic, and the NeoMagic circle logo are registered trademarks, and MiMagic is a trademark, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.

SOURCE  NeoMagic Corporation
    -0-                             04/07/2005

    /CONTACT: Scott Sullinger, Chief Financial Officer of NeoMagic Corporation, +1-408-486-3879/
    /Web site:  http://www.neomagic.com /